EXHIBIT 10.2

Morgan Stanley	MORGAN STANLEY & CO. INCORPORATED 1585 BROADWAY NEW YORK, NY 10036-8293 (212) 761-4000

January 3, 2008

Fixed Dollar Accelerated Share Repurchase Transaction

Herman Miller, Inc.
855 East Main Avenue
Zeeland, MI 49464

Dear Sir/Madam:

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Morgan Stanley & Co. Incorporated (“MSCO”) and Herman Miller, Inc. (the “Issuer”) on the Trade Date specified below (the “Transaction”). This confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (as published by the International Swaps and Derivatives Association, Inc. (“ISDA”)) (the “Equity Definitions”) are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation will govern. Any reference to a currency shall have the meaning contained in Annex A to the 1998 ISDA FX and Currency Option Definitions, as published by ISDA. “Other ASR Transaction” shall mean the Fixed Dollar Collared Accelerated Share Repurchase Transaction dated January 3, 2008 between the Issuer and MSCO.

1.     This Confirmation evidences a complete and binding agreement between MSCO and Issuer as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement (the “ISDA Form”) as if MSCO and Issuer had executed an agreement in such form without any Schedule. For the avoidance of doubt, the Transaction and the Other ASR Transaction shall be the only transactions under the Agreement, and all references herein to the “Agreement” shall be deemed to include the Other ASR Transaction.

2.     The terms of the particular Transaction to which this Confirmation relates are as follows:

GENERAL TERMS:

Trade Date:	January 3, 2008

Buyer:	Issuer

Seller:	MSCO

Shares:	Common Stock of Issuer (Ticker: MLHR)

Number of Shares:	The number of Shares delivered in accordance with Physical Settlement below.

Forward Price:	A price per Share (as determined by the Calculation Agent) equal to (i) the sum of the 10b-18 VWAP for each Trading Day during the Calculation Period dividedby (ii) the number of Trading Days in the Calculation Period minus (iii) the Discount (as specified in Schedule I)

10b-18 VWAP:	For each Trading Day during the Calculation Period, a price per share (as determined by the Calculation Agent) equal to the volume-weighted average price of the Rule 10b-18 eligible trades in the Shares for the entirety of such Trading Day as determined by reference to the screen entitled “MLHR <Equity> AQR SEC” or any successor page as reported by Bloomberg L.P. (without regard to pre-open or after hours trading outside of any regular trading session for such Trading Day or block trades (as defined in Rule 10b-18(b)(5) of the Securities Exchange Act of 1934 as amended (the “Exchange Act”)) on such Trading Day).

Calculation Period:	The period from and including the first Trading Day that occurs after the Initial Hedge Completion Date (as defined in the Other ASR Transaction) to but excluding the Valuation Date.

Trading Day:	Any Exchange Business Day that is not a Disrupted Day or an Excluded Day (as defined below)

Initial Shares:	As specified in Schedule I

Initial Share Delivery Date:	One Exchange Business Day following the Trade Date. On the Initial Share Delivery Date, Seller shall deliver a number of Shares equal to the Initial Shares to Buyer in accordance with Section 9.4 of the Equity Definitions, with the Initial Share Delivery Date deemed to be a “Settlement Date” for purposes of such Section 9.4.

Additional Shares:	If elected by Buyer on or before May 27, 2008, a number of Shares not to exceed (i) the Prepayment Amount divided by (ii) 130% of the arithmetic average of the VWAP from , and including, the Trading Day immediately succeeding the Initial Hedge Completion Date (as defined in the Other ASR Transaction) to, and including, May 22, 2008 minus (iii) the Initial Shares
Additional Share Delivery Date:	May 29, 2008

Prepayment:	Applicable

Prepayment Amount:	$125,000,000.00

Commission Amount:	As specified in Schedule I

Adjustment Amount:	As specified in Schedule I

Structuring Fee:	As specified in Schedule I

Prepayment Date:	One Exchange Business Day following the Trade Date. On the Prepayment Date, Buyer shall pay to Seller the Prepayment Amount, the Commission Amount, the Adjustment Amount and the Structuring Fee.

Exchange:	NASD

Related Exchange:	The primary exchange on which options or futures on the relevant Shares are traded.

Market Disruption Event:	The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by inserting the words “at any time on any Scheduled Trading Day during the Calculation Period or” after the word “material,” in the third line thereof.

Notwithstanding anything to the contrary in the Equity Definitions, if any Scheduled Trading Day in the Calculation Period is a Disrupted Day, the Calculation Agent shall have the option in its sole discretion either (i) to determine the weighting of each Rule 10b-18 eligible transaction in the Shares on the relevant Disrupted Day using its commercially reasonable judgment for purposes of calculating the Forward Price, as applicable, (ii) to elect to extend the Calculation Period by a number of Scheduled Trading Days equal to the number of Disrupted Days during the Calculation Period or (iii) to suspend the Calculation Period, as appropriate, until the circumstances giving rise to such suspension have ceased. For the avoidance of doubt, if Calculation Agent elects the option described in clause (i) above, then such Disrupted Day shall be deemed to be a Trading Day for purposes of calculating the Forward Price.

Excluded Days:	May 23, 2008; July 3, 2008

VALUATION:

Valuation Time:	The Scheduled Closing Time on the relevant Exchange

Valuation Date:	The Scheduled Valuation Date (as specified in Schedule I), subject to extension in accordance with "Market Disruption Event" above or Section 9 or Section 10 below. On the Valuation Date, Calculation Agent shall calculate the Settlement Amount.

SETTLEMENT TERMS:

Physical Settlement:	Applicable.

On the Settlement Date, Seller shall deliver to Buyer a number of Shares equal to (a) (i) the Prepayment Amount divided by (ii) the Forward Price as determined on the Valuation Date, minus (b) the Initial Shares minus (c) the Additional Shares (such number of Shares, the “Settlement Amount”), rounded to the nearest whole number of Shares; provided, however, that if the Settlement Amount is less than zero, then Buyer shall deliver to Seller a number of Shares equal to the absolute value of the Settlement Amount plus the Illiquidity Premium Shares. (as defined below) (such number of Shares, the “Payment Shares”). For the avoidance of doubt, Buyer may elect to deliver Payment Shares that are either registered pursuant to the procedures described in Section 8(a)(i)-(vi) below or private placement shares as described in Section 8(b)(i)-(iii) below. Notwithstanding the proviso above, if the Settlement Amount is less than zero, Buyer may cash settle its obligation to deliver the Payment Shares by delivering to Seller a notice by no later than the Valuation Date electing to cash settle its obligation to deliver the Payment Shares. Any such cash settlement shall be effected in accordance with “Cash Settlement of Payment Shares” below.

For the avoidance of doubt, upon the date that (i) Buyer satisfies its obligation to deliver the Payment Shares to Seller in accordance with the terms of this paragraph or (ii) the Settlement Balance (as defined below) is reduced to zero in connection with cash settlement of Buyer’s obligation to deliver Payment Shares (as described under “Cash Settlement of Payment Shares” below), then Buyer shall have no further delivery or payment obligations under the terms of this Transaction and this Transaction shall be deemed to have been settled as of such date. For purposes of this provision, the Illiquidity Premium Shares shall mean a number of Shares that reflects the discount from the current market value of the Shares (as determined by reference to the price of the Shares on the exchange as of the relevant Settlement Date) MSCO would realize if it sold a number of Shares comprising the Settlement Amount in a private placement as contemplated in Section 8(b) below. The Illiquidity Premium Shares shall be determined by MSCO in a commercially reasonable manner, as of the relevant Settlement Date, and may be based on indicative bids from institutional “accredited investors” (as defined in Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”)).

Settlement Currency:	USD

Settlement Date:	Three Exchange Business Days after the Valuation Date, or if such date is not a Clearance System Business Day or if there is a Settlement Disruption Event on such day, the immediately succeeding Clearance System Business Day on which there is no Settlement Disruption Event.

Cash Settlement of Payment Shares	If Buyer elects to cash settle its obligation to deliver Payment Shares, then on the Valuation Date a balance (the “Settlement Balance”) shall be created with an initial balance equal to the absolute value of the Settlement Amount. On the Settlement Date, Buyer shall deliver to Seller a U.S. dollar amount equal to the Payment Shares multiplied by a price per Share determined in a commercially reasonable manner by the Calculation Agent (such cash amount, the “Initial Cash Settlement Amount”). On the Exchange Business Day immediately following the delivery of the Initial Cash Settlement Amount, Seller shall begin purchasing Shares in a commercially reasonable manner (all such Shares purchased, “Cash Settlement Shares”). At the end of each Exchange Business Day on which Seller purchases Cash Settlement Shares, Seller shall reduce (i) the Settlement Balance by the number of Cash Settlement Shares purchased on such Exchange Business Day and (ii) the Initial Cash Settlement Amount by the aggregate purchase price (including commissions) of the Cash Settlement Shares on such Exchange Business Day. If, on any Exchange Business Day, the Initial Cash Settlement Amount is reduced to or below zero but the Settlement Balance is above zero, the Buyer shall (i) deliver to Seller or as directed by Seller on the next Exchange Business Day after such Exchange Business Day an additional U.S. dollar amount (an “Additional Cash Settlement Amount”) equal to the Settlement Balance as of such Exchange Business Day multiplied by a price per Share determined in a commercially reasonable manner by the Calculation Agent or (ii) deliver to Seller Shares in lieu of payment of the relevant Additional Cash Settlement Amount. This provision shall be applied successively until the Settlement Balance is reduced to zero. On the Exchange Business Day that the Settlement Balance is reduced to zero, Seller shall return to Buyer any unused portion of the Initial Cash Settlement Amount or the Additional Cash Settlement Amount, as the case may be. For the avoidance of doubt, any purchases of Cash Settlement Shares contemplated by this paragraph shall be subject to Seller’s covenants in Section 11(b).

If Buyer elects to deliver Shares in lieu of payment of an Additional Cash Settlement Amount pursuant to clause (ii) above, the provisions of “Certain Payments and Deliveries by Issuer” in Section 7 below shall apply to such a share settlement as if the relevant Additional Cash Settlement Amount was the “Early Settlement Payment” and the Shares so delivered were “Early Settlement Shares”. In order to elect to deliver Shares pursuant to the previous sentence, Issuer must (i) specify whether such Shares are to be sold by means of a registered offering or by means of a private placement and (ii) the conditions described in Section 8 below must be satisfied as if the Shares delivered in lieu of payment of an Additional Cash Settlement Amount were “Early Settlement Shares”.

Share Adjustments:

Potential Adjustment Event:	Notwithstanding anything to the contrary in Section 11.2(e) of the Equity Definitions, an Extraordinary Dividend shall not constitute a Potential Adjustment Event

Extraordinary Dividend:	For any fiscal quarter occurring (in whole or in part) during the period from and including the first day of the Initial Hedge Period (as defined in the Other ASR Transaction) to and including the Termination Date, any dividend or distribution on the Shares with an ex-dividend date occurring during such fiscal quarter (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) or (B) of the Equity Definitions) (a “Dividend”) that is either (i) a non-regularly scheduled Divided or (ii) the amount or value of which (as determined by the Calculation Agent exceeds the Ordinary Dividend Amount.

Ordinary Dividend Amount:	For any calendar quarter, USD 0.088

Method of Adjustment:	Calculation Agent Adjustment; provided that if Seller suspends trading in the Shares for all or any portion of a Trading Day within the Calculation Period, the suspension shall be treated as a Potential Adjustment Event subject to Calculation Agent Adjustment. In the case of a suspension pursuant to Section 10, the Calculation Agent shall make such adjustments prior to the period of suspension, if it is practical to do so. Otherwise, and in all cases of a suspension as contemplated under “Market Disruption Event” above, the Calculation Agent shall make such adjustments promptly following the period of suspension. For the avoidance of doubt, the Calculation Agent shall not make any adjustments to account for changes in expected dividends.

EXTRAORDINARY EVENTS:

Consequences of Merger Events:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Cancellation and Payment on that portion of the Other Consideration that consists of cash; Modified Calculation Agent Adjustment on the remainder of the Other Consideration

Share-for-Combined:	Modified Calculation Agent Adjustment

Tender Offer:	Applicable

Consequences of Tender Offers:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Modified Calculation Agent Adjustment

Share-for-Combined:	Modified Calculation Agent Adjustment

For purposes of this Transaction, the definition of Merger Date in Section 12.1(c) shall be amended to read, “Merger Date shall mean the Announcement Date.” For purposes of this Transaction, the definition of Tender Offer Date in Section 12.1(e) shall be amended to read, “Tender Offer Date shall mean the Announcement Date.”

Composition of Combined Consideration:	Applicable

Nationalization, Insolvency or Delisting:	Cancellation and Payment

Additional Disruption Events:

Change in Law:	Applicable

Failure to Deliver:	Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Applicable

Increased Cost of Hedging:	Applicable

Loss of Stock Borrow:	Applicable
Maximum Stock Loan Rate:	50bps

Increased Cost of Stock Borrow:	Applicable
Initial Stock Loan Rate:	25bps

Determining Party:	For all Extraordinary Events, MSCO

Hedging Party:	For all Additional Disruption Events, MSCO

Non-Reliance:	Applicable

AGREEMENTS AND ACKNOWLEDGMENTS:

Regarding Hedging Activities: Applicable

Additional Acknowledgments: Applicable

3. Calculation Agent:	MSCO, The Calculation Agent shall perform all calculations, adjustments and determinations hereunder in good faith and in a commercially reasonable manner

4. Account Details:	To be provided.

5.     (a)        Nationalization or Insolvency. The words “the Transaction will be cancelled,” in the first line of Section 12.6(c)(ii) are replaced with the words “MSCO will have the right to cancel this Transaction,”.

        (b)        Additional Termination Event. The declaration of any Extraordinary Dividend by Issuer during the period from and including the Trade Date to but excluding the Valuation Date shall constitute an Additional Termination Event with this Transaction as the only “Affected Transaction” and Issuer as the sole “Affected Party”.

        (c)        For the avoidance of doubt, this Transaction shall be deemed to be a “Forward Transaction” for purposes of the Equity Definitions; provided, however, that in Section 9.2(a)(iii) of the Equity Definitions the words “the Excess Dividend Amount, if any, and” shall be deleted.

6.     Certain Payments and Deliveries by MSCO. Notwithstanding anything to the contrary herein, or in the Equity Definitions, if at any time (i) an Early Termination Date occurs and MSCO would be required to make a payment pursuant to Sections 6(d) and 6(e) of the Agreement, (ii) a Tender Offer occurs and MSCO would be required to make a payment pursuant to Sections 12.3 and 12.7 of the Equity Definitions, (iii) a Merger Event occurs and MSCO would be required to make a payment pursuant to Sections 12.2 and 12.7 of the Equity Definitions, or (iv) a Nationalization, Insolvency or Delisting occurs and MSCO would be required to make a payment pursuant to Section 12.7 of the Equity Definitions or (v) an Additional Disruption Event occurs and MSCO would be required to make a payment pursuant to Sections 12.8 and 12.9 of the Equity Definitions, then Issuer shall have the option to require MSCO to make such payment in cash or to settle such payment amount in Shares (any such payment described in Sections 6(i), (ii), (iii), (iv) or (v) above, an “MSCO Payment Amount”). If Issuer elects for MSCO to settle an MSCO Payment Amount in Shares, then on the date such MSCO Payment Amount is due, a Settlement Balance shall be established with an initial balance equal to the MSCO Payment Amount. On such date, MSCO shall commence purchasing Shares for delivery to Issuer. At the end of each Trading Day on which MSCO purchases Shares pursuant to this Section 6, MSCO shall reduce the Settlement Balance by the amount paid by MSCO to purchase the Shares purchased on such Trading Day. MSCO shall deliver any Shares purchased on a Trading Day to Issuer on the third Exchange Business Day following the relevant Trading Day. MSCO shall continue purchasing Shares until the Settlement Balance has been reduced to zero.

7.     Certain Payments and Deliveries by Issuer. Notwithstanding anything to the contrary herein, or in the Equity Definitions, if at any time (i) an Early Termination Date occurs and Issuer would be required to make a payment pursuant to Sections 6(d) and 6(e) of the Agreement, (ii) a Tender Offer occurs and Issuer would be required to make a payment pursuant to Sections 12.3 and 12.7 of the Equity Definitions, (iii) a Merger Event occurs and Issuer would be required to make a payment pursuant to Sections 12.2 and 12.7 of the Equity Definitions, (iv) a Nationalization, Insolvency or Delisting occurs and Issuer would be required to make a payment pursuant to Section 12.7 of the Equity Definitions or (v) an Additional Disruption Event occurs and Issuer would be required to make a payment pursuant to Sections 12.8 and 12.9 of the Equity Definitions (any such payment described in Sections 7(i), (ii), (iii), (iv) or (v) above, an “Early Settlement Payment”), then Issuer shall have the option, in lieu of making such cash payment, to settle its payment obligations under Sections 7(i), (ii), (iii), (iv) or (v) above in Shares (such Shares, the “Early Settlement Shares”). In order to elect to deliver Early Settlement Shares, (i) Issuer must notify MSCO of its election by no later than 4 p.m. EST on the date that is three Exchange Business Days before the date that the Early Settlement Payment is due, (ii) must specify whether such Early Settlement Shares are to be sold by means of a registered offering or by means of a private placement and (iii) the conditions described in Section 8 below must be satisfied on each day Early Settlement Shares are to be sold by Seller in connection with Buyer’s election to deliver Early Settlement Shares in connection with the settlement of an Early Settlement Payment.

8.     Conditions to Delivery of Early Settlement Shares.

        (a) If Issuer timely elects to deliver Early Settlement Shares and Make-Whole Shares by means of a registered offering, the following provisions shall apply:

        (i)        On the later of (A) the Trading Day following the Issuer’s election to deliver Early Settlement Shares and any Make-Whole Shares by means of a registered offering (the “Registration Notice Date”), and (B) the date on which the Registration Statement is declared effective by the SEC or becomes effective (the “Registered Share Delivery Date”), the Issuer shall deliver to MSCO a number of Early Settlement Shares equal to the quotient of (I) the relevant Early Settlement Payment divided by (II) a price per Share determined in a commercially reasonable manner by the Calculation Agent.

        (ii)        Promptly following the Registration Notice Date, the Issuer shall file with the SEC a registration statement (“Registration Statement”) covering the public resale by MSCO of the Early Settlement Shares and any Make-Whole Shares (collectively, the “Registered Securities”) on a continuous or delayed basis pursuant to Rule 415 (or any similar or successor rule), if available, under the Securities Act; provided that no such filing shall be required pursuant to this paragraph (ii) if the Issuer shall have filed a similar registration statement with unused capacity at least equal to the relevant Settlement Amount and such registration statement has become effective or been declared effective by the SEC on or prior to the Registration Notice Date and no stop order is in effect with respect to such registration statement as of the Registration Notice Date.  After the Registration Notice Date, the Issuer shall use its best efforts to file an automatic shelf registration statement or have the Registration Statement declared effective by the SEC as promptly as possible.

        (iii)        Promptly following the Registration Notice Date, the Issuer shall afford MSCO a reasonable opportunity to conduct a due diligence investigation with respect to the Issuer customary in scope for underwritten offerings of equity securities (including, without limitation, the availability of senior management to respond to questions regarding the business and financial condition of the Issuer and the right to have made available to MSCO for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by MSCO), and MSCO shall be satisfied in all material respects with the results of such due diligence investigation of the Issuer. For the avoidance of doubt, the Issuer shall not have the right to deliver Shares pursuant to this Section 8(a) (and the conditions to delivery of Early Settlement Shares specified in this Section 8(a) shall not be satisfied) until MSCO is satisfied in all material respects with the results of such due diligence investigation of the Issuer.

        (iv)        From the effectiveness of the Registration Statement until all Registered Securities have been sold by MSCO, the Issuer shall, at the request of MSCO, make available to MSCO a printed prospectus relating to the Registered Securities in form and substance (including, without limitation, any sections describing the plan of distribution) satisfactory to MSCO (a “Prospectus”, which term shall include any prospectus supplement thereto), in such quantities as Morgan shall reasonably request.

        (v)        The Issuer shall use its best efforts to prevent the issuance of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending the use of any Prospectus and, if any such order is issued, to obtain the lifting thereof as soon thereafter as is possible.  If the Registration Statement, the Prospectus or any document incorporated therein by reference contains a misstatement of a material fact or omits to state a material fact required to be stated therein or necessary to make any statement therein not misleading, the Issuer shall as promptly as practicable file any required document and prepare and furnish to MSCO a reasonable number of copies of such supplement or amendment thereto as may be necessary so that the Prospectus, as thereafter delivered to the purchasers of the Registered Securities will not contain a misstatement of a material fact or omit to state a material fact required to be stated therein or necessary to make any statement therein not misleading.

        (vi)        On or prior to the Registered Share Delivery Date, the Issuer shall enter into an agreement (a “Transfer Agreement”) with MSCO (or any affiliate of MSCO designated by MSCO) in connection with the public resale of the Registered Securities, substantially similar to underwriting agreements customary for underwritten offerings of equity securities, in form and substance satisfactory to MSCO (or such affiliate), which Transfer Agreement shall (without limitation of the foregoing):

        (A)        contain provisions substantially similar to those contained in such underwriting agreements relating to the indemnification of, and contribution in connection with the liability of, MSCO and its affiliates,

        (B)        provide for delivery to MSCO (or such affiliate) of customary opinions (including, without limitation, accounting comfort letters, opinions relating to the due authorization, valid issuance and fully paid and non-assessable nature of the Registered Securities and the lack of material misstatements and omissions in the Registration Statement, the Prospectus and the Issuer’s filings under the Exchange Act of 1934, as amended and modified (the “Exchange Act”)); and

(C) provide for the payment by the Issuer of all fees and expenses in connection with such resale, including all registration costs and all fees and expenses of counsel for MSCO (or such affiliate).

        (vii)        On the Registered Share Delivery Date, a balance (the “Settlement Balance”) shall be established with an initial balance equal to the applicable amount of the relevant Early Settlement Payment.  Following the delivery of Early Settlement Shares or any Make-Whole Shares, Seller shall sell all such Early Settlement Shares or Make-Whole Shares in a commercially reasonable manner.

        (viii)        At the end of each day upon which sales have been made, the Settlement Balance shall be (A) reduced by an amount equal to the aggregate proceeds received by MSCO upon settlement of the sale of such Share, and (B) increased by an amount (determined in a commercially reasonable manner by the Calculation Agent) equal to MSCO’s funding cost with respect to the then-current Settlement Balance as of the close of business on such day.

        (ix)        If, on any date, the Settlement Balance has been reduced to zero but not all of the Early Settlement Shares have been sold, no additional Early Settlement Shares shall be sold and MSCO shall promptly deliver to the Issuer (A) any remaining Early Settlement Shares and (B) if the Settlement Balance has been reduced to an amount less than zero, an amount in cash equal to the absolute value of the then-current Settlement Balance.

        (x)        If, on any date, all of the Early Settlement Shares have been sold and the Settlement Balance has not been reduced to zero, the Issuer shall promptly deliver to MSCO an additional number of Shares (“Make-Whole Shares”) equal to (A) the Settlement Balance as of such date divided by (B) the price per Share determined in a commercially reasonable manner by the Calculation Agent. This clause (x) shall be applied successively until the Settlement Balance is reduced to zero.

        (xi)        If at any time the number of Shares covered by the Registration Statement is less than the number of Registered Securities required to be delivered pursuant to this Section 8(a), the Issuer shall, at the request of MSCO, file additional registration statement(s) to register the sale of all Registered Securities required to be delivered to MSCO. For the avoidance of doubt, the provisions of Section 8(c) shall apply until Issuer satisfies its obligations under this Section 8(a)(xi).

(xii) The Issuer shall cooperate with MSCO and use its reasonable best efforts to take any other action necessary to effect the intent of the provisions set forth in this Section 8(a).

        (b)        If Issuer timely elects to deliver Early Settlement Shares and Make-Whole Shares by means of a private placement, the following provisions shall apply:

        (i)        all Early Settlement Shares and Make-Whole Shares shall be delivered to the Seller (or any affiliate of the Seller designated by the Seller) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof;

        (ii)        Seller and any potential purchaser of any such Shares from the Seller (or any affiliate of the Seller designated by the Seller) identified by Seller shall have been afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Issuer customary in scope for private placements of equity securities (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them) and Buyer shall not disclose material non-public information in connection with such due diligence investigation; and

        (iii)        an agreement (a “Private Placement Agreement”) shall have been entered into between Issuer and the Seller (or any affiliate of the Seller designated by the Seller) in connection with the private placement of such Shares by Issuer to the Seller (or any such affiliate) and the private resale of such Shares by the Seller (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance commercially reasonably satisfactory to the Seller and the Issuer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating to the indemnification of, and contribution in connection with the liability of, the Seller and its affiliates, and shall provide for the payment by Issuer of all fees and expenses in connection with such resale, including all reasonable fees and expenses of one counsel for the Seller but not including any underwriter or broker discounts and commissions, and shall contain representations, warranties and agreements of Issuer and Seller reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales.

        (iv)        If Issuer elects to deliver Early Settlement Shares to satisfy its payment obligation of an Early Settlement Payment, neither Issuer nor Seller shall take or cause to be taken any action that would make unavailable either (i) the exemption set forth in Section 4(2) of the Securities Act for the sale of any Early Settlement Shares or Make-Whole Shares by Issuer to the Seller or (ii) an exemption from the registration requirements of the Securities Act reasonably acceptable to the Seller for resales of Early Settlement Shares and Make-Whole Shares by the Seller.

        (v)        On the date requested by MSCO, (A) Issuer shall deliver a number of Early Settlement Shares equal to the quotient of (I) the relevant Early Settlement Payment divided by (II) a per share value, determined by MSCO in a commercially reasonable manner and which may be based on indicative bids from institutional “accredited investors” (as defined in Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”)) and (B) the provisions of Sections 8(a)(vii) –(x) shall apply to the Early Settlement Shares delivered pursuant to this Section 8(b)(v). For purposes of applying the foregoing, the Registered Share Delivery Date referred to in 8(a)(vii) shall be the date on which Issuer delivers the Early Settlement Shares.

        (c)        The provisions of Section 8(b) shall apply to any then-current Settlement Balance if (i) on any given day, Issuer cannot satisfy any of the conditions of Section 8(a) or (ii) for a period of at least ten (10) consecutive Exchange Business Days, MSCO has determined that it is inadvisable to effect sales of Registered Securities.

        (d)        If Issuer elects to deliver Early Settlement Shares to satisfy its payment obligation of an Early Settlement Payment, then, if necessary, Issuer shall use its best efforts to cause the number of authorized but unissued Shares of Common Stock to be increased to an amount sufficient to permit Issuer to fulfill its obligations to satisfy its payment obligation of an Early Settlement Payment by delivering Early Settlement Shares. For the avoidance of doubt, the obligation of Issuer to so use its best efforts is an ongoing obligation.

9.     Special Provisions for Merger Events. Notwithstanding anything to the contrary herein or in the Equity Definitions, to the extent that an Announcement Date for a potential Merger Transaction occurs during the term of this Transaction and such Announcement Date does not cause this Transaction to terminate in whole under the provisions of “Extraordinary Event” in paragraph 2 above:

        (a)        As soon as practicable following the public announcement of such potential Merger Transaction, Issuer shall provide MSCO with written notice of such announcement;

        (b)        Promptly after request from MSCO, Issuer shall provide MSCO with written notice specifying (i) Issuer’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the Announcement Date that were not effected through MSCO or its affiliates and (ii) the number of Shares purchased pursuant to the block purchase proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the Announcement Date. Such written notice shall be deemed to be a certification by Issuer to MSCO that such information is true and correct. Issuer understands that MSCO will use this information in calculating the trading volume for purposes of Rule 10b-18; and

        (c)        MSCO in its sole discretion may extend the Calculation Period to account for any reduction in the number of Shares that could be purchased on each day during the Calculation Period in compliance with Rule 10b-18 following the Announcement Date.

        “Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization of Issuer as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

10.     Seller Adjustments. In the event that Seller reasonably determines that it is appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Seller, and including, without limitation, Rule 10b-18, Rule 10b-5, Regulation 13D-G and Regulation 14E, “Requirements”), for Seller to refrain from purchasing Shares or to purchase fewer than the number of Shares Seller would otherwise purchase on any Trading Day during the duration of this Transaction, then Seller may, in its discretion, elect that the Calculation Period be suspended and, if appropriate, extended with regard to any Requirements. Seller shall notify the Issuer upon the exercise of Seller’s rights pursuant to this Section 10 and shall subsequently notify the Issuer on the day Seller believes that the circumstances giving rise to such exercise have changed. If the Calculation Period is suspended pursuant to this Section 10, at the end of such suspension Seller shall determine the number of Trading Days remaining in the Calculation Period, as appropriate, and the terms of this Transaction shall be adjusted as set forth above under “Physical Settlement.”

11.     Covenants.

(a)     The Buyer covenants and agrees:

        (i)(a)        that it will not treat this Transaction, any portion hereof, or any obligation hereunder as giving rise to any interest income or other inclusions of ordinary income; (b) it will not treat the delivery of any portion of the Shares or cash to be delivered pursuant to this Transaction as the payment of interest or ordinary income; (c) it will treat this Transaction in its entirety as a forward contract for the delivery of such Shares or cash; and (d) it will not take any action (including filing any tax return or form or taking any position in any tax proceeding) that is inconsistent with the obligations contained in (a) through (c). Notwithstanding the preceding sentence, Buyer may take any action or position required by law, provided that Buyer delivers to Seller an unqualified opinion of counsel, nationally recognized as expert in Federal tax matters and acceptable to Buyer, to the effect that such action or position is required by a statutory change or a Treasury regulation or applicable court decision published after the Trade Date;

        (ii)        that during the term of this Agreement, neither it nor any of its affiliates shall directly or indirectly (which shall be deemed to include the writing or purchase of any cash-settled derivative instrument) purchase Shares (or any security convertible into or exchangeable for Shares) without the prior written approval of Seller or take any other action that would cause the purchase by Seller of any Shares in connection with this Agreement not to comply with Rule 10b-18 under the Exchange Act (assuming for the purposes of this paragraph that such Rule were otherwise applicable to such purchases);

        (iii)        to comply with all laws, rules and regulations applicable to it (including, without limitation, the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act) in connection with the transactions contemplated by this Confirmation;

        (iv)        that it is not relying, and has not relied, upon Seller or any of its representatives or advisors with respect to the legal, accounting, tax or other implications of this Agreement and that it has conducted its own analyses of the legal, accounting, tax and other implications of this Agreement, and that Seller and its affiliates may from time to time effect transactions for their own account or the account of customers and hold positions in securities or options on securities of the Buyer and that Seller and its affiliates may continue to conduct such transactions during the term of this Agreement; and

        (v)        that neither it nor any affiliates shall take any action that would cause Regulation M under the Exchange Act (“Regulation M”), to be applicable to any purchases of Shares, or any security for which Shares is a reference security (as defined in Regulation M), by Buyer or any affiliated purchasers (as defined in Regulation M) during the Calculation Period..

(b)     Seller covenants and agrees that with respect to the purchase of any Shares in connection with this Agreement (except for any purchases made by Seller during the Calculation Period in connection with dynamic hedge adjustments of the Seller’s exposure to the Transaction as a result of any equity optionality contained in such Transaction), Seller shall make any such purchase in a manner that Seller reasonably believes, based on the representations and warranties set forth herein and any other information provided to Seller by Buyer, would meet the requirements of the safe harbor under the provisions of Rule 10b-18 as if such purchases were made by Buyer; provided, however, that it is understood and agreed that Seller will not be obligated to comply with this paragraph upon the occurrence of a Valuation Date other than the Scheduled Valuation Date or if an Event of Default, Additional Disruption Event, Extraordinary Event or Additional Termination Event occurs; provided, further, that Seller shall take into account Shares purchased in connection with the Other ASR Transaction in making its determinations as to whether such purchases would meet such requirements if they had been made by Buyer pursuant to this Section 11(b).

12.     Representations, Warranties and Acknowledgments.

(a)     The Buyer hereby represents and warrants to Seller that:

        (i)        as of the date hereof, the Buyer (A) is not in possession of any material, non-public information with respect to the Buyer or any of its securities, and is entering into this Agreement in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 of the Exchange Act and (B) agrees not to alter or deviate from the terms of this Agreement or enter into or alter a corresponding or hedging transaction or position with respect to the Shares (including, without limitation, with respect to any securities convertible or exchangeable into the Shares) (other than, for the avoidance of doubt, the Other ASR Transaction) during the term of this Agreement;

        (ii)        the transactions contemplated by this Confirmation have been authorized under Buyer’s publicly announced program to repurchase Shares;

        (iii)        the Buyer is not entering into this Agreement to facilitate a distribution of the Shares (or any security convertible into or exchangeable for Shares) or in connection with a future issuance of securities except pursuant to the Buyer’s employee benefit plans, director compensation plans and dividend reinvestment plan or other publicly disclosed transaction;

        (iv)        the Buyer is not entering into this Agreement to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress the price of the Shares (or any security convertible into or exchangeable for Shares); and

        (v)        the Buyer is as of the date hereof, and after giving effect to the transactions contemplated hereby will be, Solvent. As used in this paragraph, the term “Solvent” means, with respect to a particular date, that on such date (A) the present fair market value (or present fair saleable value) of the assets of the Buyer is not less than the total amount required to pay the liabilities of the Buyer on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (B) the Buyer is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (C) assuming consummation of the transactions as contemplated by this Agreement, the Buyer is not incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature, (D) the Buyer is not engaged in any business or transaction, and does not propose to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which the Buyer is engaged and (E) the Buyer is not a defendant in any civil action that could reasonably be expected to result in a judgment that the Buyer is or would become unable to satisfy.

(b)     Seller and the Buyer each hereby acknowledges that any transactions by Seller in the Shares will be undertaken by Seller, as the case may be, as principal for its own account. All of the actions to be taken by Seller in connection with this Agreement, shall be taken by Seller independently and without any advance or subsequent consultation with the Buyer.

(c)     It is the intent of the parties that this Confirmation and this Transaction comply with the requirements of Rule 10b5-1(c)(1)(i) (A) and (B) of the Exchange Act. The parties agree that the Agreement shall be interpreted to comply with the requirements of Rule 10b5-1(c).

13.     Acknowledgements of Buyer Regarding Hedging and Market Activity. Buyer agrees, understands and acknowledges that:

(a)	during the period from (and including) the Trade Date to (and including) the Settlement Date, Seller and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the transactions contemplated by this Transaction;

(b)	Seller and its affiliates also may be active in the market for the Shares other than in connection with hedging activities in relation to the transactions contemplated by this Transaction;

(c)	Seller shall make its own determination as to whether, when and in what manner any hedging or market activities in the Issuer’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to 10b-18 VWAP; and

(d)	any market activities of Seller and its affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the 10b-18 VWAP, each in a manner that may be adverse to Buyer.

14.     Indemnification.

        (a)        In the event that Seller becomes involved in any capacity in any action, proceeding or investigation brought by or against any person in connection with any matter referred to in this Agreement, the Buyer will reimburse Seller for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith, except to the extent that any such loss, claim, damage or liability results from the gross negligence or bad faith of Seller in effecting the transactions which are the subject of this Agreement. The Buyer also will indemnify and hold Seller harmless against any losses, claims, damages or liabilities to which it may become subject in connection with any matter referred to in this Agreement, except to the extent that any such loss, claim, damage or liability results from the gross negligence or bad faith of Seller in effecting the transactions which are the subject of this Agreement; provided, however, that if it is determined by a court of competent jurisdiction in a final judgment that Seller is not entitled to be indemnified hereunder in connection with such matter, then Seller shall reimburse the Buyer for any expenses paid pursuant to the first sentence of this Section 14. If for any reason the foregoing indemnification is unavailable to Seller or insufficient to hold it harmless, then the Buyer shall contribute to the amount paid or payable by Seller as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the Buyer on one hand and Seller on the other hand with respect to such loss, claim, damage, or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Buyer under this Section 14 shall be in addition to any liability which the Buyer may otherwise have, shall extend upon the same terms and conditions to any affiliate of Seller and the partners, directors, officers, agents, employees and controlling persons (if any), as the case may be, of Seller and any such affiliate and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Buyer, Seller, any such affiliate and any such person. The Buyer also agrees that neither Seller nor any of such affiliates, partners, directors, officers, agents, employees or controlling persons shall have any liability to the Buyer for or in connection with any matter referred to in this Agreement except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Buyer result from the gross negligence or bad faith of Seller in effecting the transactions that are the subject of this Agreement. The foregoing provisions shall survive any termination or completion of this Agreement. For the purposes of this Section 14, the term “Seller” shall include MSCO and its affiliates.

        (b)        Subject to Section 14(c), the reimbursement, indemnity and contribution obligations of the Buyer under Section 14(a) (each, an “Obligation”) shall be paid promptly in cash.

        (c)        In connection with any Obligation under Section 14(b) above, the Buyer, in lieu of making any cash payment as contemplated by that section, may elect to satisfy such Obligation by delivering Shares to Seller (such Shares, the “Indemnity Shares”) by notifying Seller of such election within one Trading Day of being informed by Seller that such Obligation is due and payable. The provisions of “Certain Payments and Deliveries by Issuer” in Section 7 above shall apply to such a share settlement of an Obligation as if the relevant Obligation was the “Early Settlement Payment” and the Indemnity Shares were “Early Settlement Shares”. In order to elect to deliver Indemnity Shares, Issuer must (i) specify whether such Indemnity Shares are to be sold by means of a registered offering or by means of a private placement and (ii) the conditions described in Section 8 above must be satisfied as if the Indemnity Shares were “Early Settlement Shares” and any additional Shares Issuer delivers to reduce the settlement balance to zero in connection with this Section 14 were “Make-Whole Shares”.

15.     The parties hereto agree and acknowledge that Seller is a “financial participant” within the meaning of Section 101(22) of Title 11 of the United States Code (the “Bankruptcy Code”). The parties hereto further agree and acknowledge that this Transaction is either (i) a “securities contract” as such term is defined in Section 741(7) of the Bankruptcy Code, in which case each payment and delivery made pursuant to this Transaction is a “settlement payment”, as such term is defined in Section 741(8) of the Bankruptcy Code, and that Seller is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 546(e) and 555 of the Bankruptcy Code, or (ii) a “swap agreement”, as such term is defined in Section 101(53B) of the Bankruptcy Code, in which case each party is a “swap participant”, as such term is defined in Section 101(53C) of the Bankruptcy Code, and that Seller is entitled to the protections afforded by, among other sections, Sections 362(b)(17), 546(g) and 560 of the Bankruptcy Code.

16.     Seller and Issuer hereby agree and acknowledge that Seller has authorized the Issuer to disclose this Transaction to any and all persons, and there are no express or implied agreements, arrangements or understandings to the contrary, and authorizes the Issuer to use any information that the Issuer receives or has received with respect to this Transaction in any manner.

17.     Treatment in Bankruptcy; No Setoff; No Collateral.

(a)     In the event the Buyer becomes the subject of proceedings (“Bankruptcy Proceedings”) under the U.S. Bankruptcy Code or any other applicable bankruptcy or insolvency statute from time to time in effect, any rights or claims of Seller hereunder in respect of this transaction shall rank for all purposes no higher than, but on a parity with, the rights or claims of holders of Shares, and Seller hereby agrees that its rights and claims hereunder shall be subordinated to those of all parties with claims or rights against the Buyer (other than common stockholders) to the extent necessary to assure such ranking. Without limiting the generality of the foregoing, after the commencement of Bankruptcy Proceedings, the claims of Seller hereunder shall for all purposes have rights equivalent to the rights of a holder of a percentage of the Shares equal to the aggregate amount of such claims (the “Claim Amount”) taken as a percentage of the sum of (i) the Claim Amount and (ii) the aggregate fair market value of all outstanding Shares on the record date for distributions made to the holders of such Shares in the related Bankruptcy Proceedings. Notwithstanding any right it might otherwise have to assert a higher priority claim in any such Bankruptcy Proceedings, Seller shall be entitled to receive a distribution solely to the extent and only in the form that a holder of such percentage of the Shares would be entitled to receive in such Bankruptcy Proceedings, and, from and after the commencement of such Bankruptcy Proceedings, Seller expressly waives (i) any other rights or distributions to which it might otherwise be entitled in such Bankruptcy Proceedings in respect of its rights and claims hereunder and (ii) any rights of setoff it might otherwise be entitled to assert in respect of such rights and claims.

        (b)        Notwithstanding any provision of this Agreement or any other agreement between the parties to the contrary, neither the obligations of the Buyer nor the obligations of Seller hereunder are secured by any collateral, security interest, pledge or lien.

18.     Share Cap. Notwithstanding any other provision of this Agreement to the contrary, in no event shall the Buyer be required to deliver to Seller a number of Shares that exceeds the Share Cap (as specified in Schedule I), subject to reduction by the number of Shares delivered hereunder by the Buyer on any prior date.

19.     Account Details:

Account for Payments to MSCO:	Citibank NY ABA# __________ Morgan Stanley & Co a/c# ____________ Herman Miller a/c # ____________

Account for Payments to Issuer:	To be provided by Issuer

20.     Governing law: The laws of the State of New York.

EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS CONFIRMATION OR ANY TRANSACTION CONTEMPLATED HEREBY.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to us by facsimile to the number provided on the attached facsimile cover page.

Confirmed as of the date first written above:

HERMAN MILLER, INC. By: —————————————— Name: Title:	MORGAN STANLEY & CO. INCORPORATED By: —————————————— Name: Title: